EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Westmoreland Coal Company:
We consent to the inclusion in the registration statement on Form S-4 (No. 333-______) of Westmoreland Coal Company of our report dated March 13, 2009, except as to Note 19, as to which the date is June 3, 2011, with respect to the consolidated statements of operations, shareholders’ deficit and comprehensive loss, and cash flows of Westmoreland Coal Company for the year ended December 31, 2008, and the related financial statement schedule, and to the reference to our firm under the heading “Experts” in the prospectus.
Our report on the consolidated financial statements dated March 13, 2009, except as to Note 19, as to which the date is June 3, 2011, contains an explanatory paragraph that states that during the year ended December 31, 2008, the Company had suffered recurring losses from operations, had a working capital deficit, and had a net capital deficiency, which raised substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.
/s/ KPMG LLP
Denver, Colorado
June 3, 2011